SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934



                                 (Amendment No. 2)



                                    CPI Corp
                                (Name of Issuer)


                                  Common stock
                         (Title of Class of Securities)



                                    125902106
                                 (CUSIP Number)




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1.  NAME OF REPORTING PERSON
     S.S or l.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Van Den Berg Management     TAX # 953017097

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   A
                                                                   B x
3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION

                USA

5   SOLE VOTING POWER
                39,129

6   SHARED VOTING POWER

                616,175

7   SOLE DISPOSITIVE POWER

                39,129

8   SHARED DISPOSITIVE POWER

                616,175

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                655,304


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                8.17%

12 TYPE OF REPORTING PERSON*


                IA

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Item 1.

(a) Name of Issuer

                CPI Corp.

(b) Address of Issuer's Principal Executive Offices

                1706 Washington Avenue
                St. Louis, MO 63103
Item 2.

(a) Name of Person Filing

                VAN DEN BERG MANAGEMENT      IRS# 953017097

(b) Address of Principal Business Office or, if none, Residence

                1301 Capitol of Texas Hwy
                SUITE  B228
                Austin, Texas   78746

(c) Citizenship

                USA

(d) Title of Class of Securities

                Common stock

(e) CUSIP Number

                125902106

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a:

(a)  Broker or Dealer registered under Section 15 of the Act

(b)  Bank as defined in section 3(a)(6) of the Act

(c)  Insurance Company as defined in section 3(a)(19) of the act

(d)  Investment Company registered under section 8 of the Investment Company
Act

(e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-l(b)(l)(ii)(F)

(g) Parent Holding Company, in accordance with 240.13d-l(b)(ii)(G) (Note: See Item 7)

(h) Group, in accordance with 240.13d-l(b)(l)(ii)(H)


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Item 4. Ownership

(a) Amount Beneficially Owned

                655,304

(b) Percent of Class

                8.17%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote 39,129 (ii) shared power to vote or to direct the vote 616,175 (iii) sole power to dispose or to direct the disposition of 39,129 (iv) shared power to dispose or to direct the disposition of 616,175


Item 5. Ownership of Five Percent or Less of a Class.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

        N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company

        N/A


Item 8. Identification and Classification of Members of the Group       N/A

Item 9. Notice of Dissolution of Group

        N/A

Item 10. Certification


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date           June 14, 2000
                                        Signature      /s/Jim Brilliant
                                                       ----------------
                                        Name/Title     Jim Brilliant
                                                       Securities Analyst